China Recycling Energy Corp. Reports Third Quarter 2008
Financial Results

- Teleconference to Be Held Friday, November 7, 2008 at 8:30 a.m. EST -

XI’AN, China, November 6, 2008 - China Recycling Energy Corp. (OTCBB: CREG) (“CREG” or “the Company”), a leading industrial waste-to-energy solution provider in China, today announced financial results for its third quarter and for the nine months ended September 30, 2008.

Financial Results Overview

Third Quarter of 2008

During the third quarter of 2008, the Company generated revenue of $4.3 million, an increase of 65.4% from $2.6 million in the second quarter of 2008. Third-quarter revenue consisted entirely of rental income from operational leases of energy-saving equipment for industrial plants in China. In the same period of last year, the Company recorded revenue of $4.3 million which consisted entirely of sales of energy-saving equipment.

Gross profit rose 29.4% to $1.3 million compared with the same period of 2007. Gross margin was 30%, compared with 23% in the same period of 2007, reflecting higher profitability of operational leases.

Interest income from sales-type leases rose 110% to $576,817, compared with the same period of 2007. Interest income from sales-type leases was a major source of proceeds in addition to the revenue from equipment sales and rental income from operational leases.

"We are excited to see significant revenue growth on a sequential basis in the third quarter of 2008, due to the full contribution from rental income on two new projects which began in May 2008," said Mr. Guangyu Wu, CEO of CREG. "Our rental income from operational leases has now combined with our interest income from sales-type leases to prove the viability of our business model, and we are confident we will meet our guidance for the year 2008.”

Mr. Wu continued, “While continuing our current business model, which we adopted in May 2007, we are also strengthening our efforts to collect payments and concentrating on customers with strong balance sheets. In addition, we are increasing our exposure to cement-manufacturing customers, which should benefit from the $730 billion (RMB 5 trillion) stimulus package for spending on roads and ports over the next three to five years, according to the China Daily. We expect to finish the installation of our energy-saving equipment at the Shenwei cement factory, which should generate more than $5 million in revenue in the fourth quarter of 2008. In 2009, with seven projects in place to generate higher cash flow, we anticipate having five additional projects in our pipeline for construction.”

Operating expenses were $638,949 compared with $15,183 in the same period of 2007. The increase was mainly due to higher expenses related to payroll, marketing, traveling and consulting as the Company expanded its business by adding more projects.

Operating income was $1.2 million, the same as the third quarter of 2007.

Total non-operating expenses were $59,774, compared with non-operating income of $1,428 in the same period of 2007. This change was mainly because of the accrual interest expense of $63,014 related to the $5 million convertible note.

The Company’s effective tax rate was 34.5% compared with 14.9% in the same period of 2007. The increase was mainly because of the higher business tax rate when the Company’s operations transferred from Shanghai to Xi’an early next year. The Company is currently applying for a partial tax exemption as an alternative-energy high-tech enterprise.

Net income was $732,512, or $0.02 earnings per diluted share, compared with net income of $1.1 million, or $0.06 earnings per diluted share, in the same period of 2007. The decrease in net income was mainly because of higher tax expenses.

Excluding the interest expense of the convertible note of $63,014 and the compensation expense of the fair value of stock options of $95,872, pro forma net income for the third quarter of 2008 was $891,398.

Nine Months ended September 30, 2008

During the first nine months of 2008, the Company generated revenue of $6.9 million compared with $9.1 million in the same period of last year. For the 2008 nine month period, the Company recorded rental income from operational leases of two projects without any product sales from sales-type leasing, while in 2007 the Company had three sales-type leases of energy-saving equipment.

Gross profit was $2.1 million, same as that in the first nine months of 2007. Gross margin was 30%, compared with 23% in the same period of 2007, reflecting the higher profitability of operational leases.

Interest income from sales-type leasing was $1.7 million compared with $473,075 in the same period of last year. Interest income from sales-type leases was a major source of proceeds in addition to the revenue from product sales and rental income from operational leases.

Operating expenses were $2.1 million compared with $358,726 in the same period of 2007. The increase was mainly because of compensation expenses of approximately $730,000 related to the fair value of the employee stock options, which were cancelled in June 2008, as well as higher expenses related to payroll, marketing, traveling and consulting as the Company expanded its business by adding more projects.

Operating income was $1.6 million compared with $2.2 million in the same period of 2007.

Total non-operating expenses were $1.3 million, compared with non-operating income of $210,346 in the same period of 2007. The change was primarily due to accrued interest expense on the amortized beneficial conversion feature for the convertible note and the compensation expense of the fair value of stock options, which were subsequently cancelled in June 2008 as described above.

Net loss was $472,981, or $0.01 loss per diluted share, compared with net income of $2.0 million, or $0.12 earnings per diluted share, in the same period of 2007. This change was mainly due to the non-operating expenses as described above.

Excluding the interest expense of $1.3 million on the amortization of the beneficial conversion feature for the convertible note and the compensation expense of the fair value of stock options of $730,000, pro forma net income for the nine months of 2008 was $1.5 million.

Balance Sheet

The Company’s balance sheet at September 30, 2008 included cash and cash equivalents of $1.7 million, compared with $1.6 million at December 31, 2007. Total investments in sales-type leases were $8.9 million, compared to $9.0 million at December 31, 2007. Interest receivable on sales-type leases decreased to $87,727 from $144,262 at December 31, 2007. Other receivables increased to $86,255 from $32,902 at December 31, 2007. Net working capital increased to $9.7 million from $7.0 million at December 31, 2007. Total shareholders' equity was $30.0 million, compared with $17.3 million at December 31, 2007.

Update on Recent Projects

The Company is expecting to complete the construction of the first set of 12-Megawatt pure low-temperature power generator systems for Shaanxi Province-based cement manufacturer Shenwei Group in the fourth quarter of 2008. The entire project will have an estimated annual power generated capacity of 180 million KW/h when both systems are put into operation. The Company is using the BOT (build, operate, transfer) model to build and operate the systems. The operational period will be five years. During the operational period, Shenwei Group will pay to the Company a monthly electricity fee based on the actual power generated by the systems at 0.4116 RMB (approximately $0.0603) per KW/h as agreed.

On September 17, 2008, the Company won a contract to install a 7-Megawatt capacity electricity-generation system for China Zhonggang Binhai Enterprise Ltd. (“Zhonggang Binhai”) in Cangzhou City, Hebei Province. Zhonggang Binhai is a world-class nickel-iron manufacturing joint venture between China Zhonggang Group and Baosteel Group. The system will be an integral part of the facilities designed to produce 80,000 tons of nickel-iron per year. Construction is expected to be completed by August 2009.

As of November 7, 2008, the Company had five waste-to-energy projects in operation servicing Chinese steel and cement factories.

Full Years 2008 and 2009 Guidance

The Company reaffirms revenue for the 2008 year to be in the range of $17 million to $19 million and net income, excluding non-cash items, in the range of $4.5 million to $5 million.

The Company expects revenues for the 2009 year to be in the range of $33 million to $36 million, with net income, excluding non-cash items, of approximately $10 million.

These targets are based on the Company's current views on the operating and market conditions, which are subject to change.

Conference Call

The Company will host a conference call on Friday, November 7, 2008, at 8:30 a.m. Eastern Standard Time / 9:30 p.m. Beijing Time. Interested parties may participate in the conference call by dialing +1-877-407-8035 (North America) or +1-201-689-8035 (International) 10 minutes before the call start time.

A replay of the call will be available through Friday, November 14, 2008 at 11:59 p.m. Eastern Standard Time. Interested parties may access the replay by dialing +1-877-660-6853 (North America) or + 1-201-612-7415 (International) and entering account number: 286 and conference ID number: 302010.

About China Recycling Energy Corp.

China Recycling Energy Corp. (OTCBB: CREG.OB) ("CREG" or "the Company") is based in Xi'an, China and provides environmentally friendly waste-to-energy technologies to recycle industrial byproducts for steel mills, cement factories and coke plants in China. Byproducts include heat, steam, pressure, and exhaust to generate large amounts of lower-cost electricity and reduce the need for outside electrical sources. The Chinese government has adopted policies to encourage the use of recycling technologies to optimize resource allocation and reduce pollution. Currently, recycled energy represents only an estimated 1% of total energy consumption and this renewable energy resource is viewed as a growth market due to intensified environmental concerns and rising energy costs as the Chinese economy continues to expand. The management and engineering teams have over 20 years of experience in industrial energy recovery in China.

For more information about CREG, please visit http://www.creg-cn.com.

Safe Harbor Statement

This press release may contain certain “forward-looking statements” relating to the business of China Recycling Energy Corp. and its subsidiary companies. All statements, other than statements of historical fact included herein are “forward-looking statements.” These forward-looking statements are often identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website at http://www.sec.gov. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

For more information, please contact:

In China:
Mr. Leo Wu
Investor Relations
China Recycling Energy Corp.
Tel: +86-29-8765-1096
Email: tch@creg-cn.com

In the U.S.:
Mr. Valentine Ding
Investor Relations
Grayling Global
Tel: +1-646-284-9412
Email: vding@hfgcg.com

FINANCIAL TABLES TO FOLLOW

CHINA RECYCLING ENERGY CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

	AS OF SEPTEMBER 30, 2008	AS OF DECEMBER 31, 2007
	(UNAUDITED)
ASSETS

CURRENT ASSETS
Cash & cash equivalents	$1,705,940	$1,634,340
Restricted cash	843,356	-
Investment in sales type leases, net	1,201,747	1,081,981
Interest receivable on sales type lease	87,727	144,262
Prepaid equipment rent	6,725,654	-
Other receivables	86,255	32,902
Inventory	10,560,282	9,870,315

Total current assets	21,210,962	12,763,800

NON-CURRENT ASSETS
Investment in sales type leases, net	7,691,772	7,933,780
Advance for equipment	2,640,701	2,467,579
Property and equipment, net	102,320	-
Construction in progress	10,046,935	-
Intangible assets, net	3,233	6,169

Total non-current assets	20,484,961	10,407,528

TOTAL ASSETS	$41,695,923	$23,171,328

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$1,212,226	$2,298,201
Notes payable	440,012	-
Tax payable	1,294,997	534,522
Accrued liabilities and other payables	3,585,634	2,565,726
Advance from management	-	71,508
Convertible notes, net of discount due to beneficial conversion feature	5,000,000	315,068

Total current liabilities	11,532,869	5,785,025

ACCRUED INTEREST ON CONVERTIBLE NOTES	105,480	63,014

CONTINGENCIES AND COMMITMENTS

MINORITY INTEREST	16,219	15,080

STOCKHOLDERS' EQUITY
Common stock, $0.001 par value; 100,000,000 shares authorized, 36,425,094 and 25,015,089 shares issued and outstanding as of September 30, 2008 and December 31, 2007, respectively	36,425	25,015
Additional paid in capital	30,347,469	19,070,908
Statutory reserve	1,057,854	832,467
Accumulated other comprehensive income	3,636,496	1,718,260
Accumulated deficit	(5,036,889)	(4,338,441)

Total stockholders' equity	30,041,355	17,308,209

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$41,695,923	$23,171,328

CHINA RECYCLING ENERGY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	FOR THE NINE MONTHS ENDED SEPTEMBER 30,		FOR THE THREE MONTHS ENDED SEPTEMBER 30,
	2008	2007	2008	2007
Revenue
Sales of products	$-	9,075,999	$-	4,294,836
Rental income	6,876,223	-	4,259,807	-

Total revenue	6,876,223	9,075,999	4,259,807	4,294,836

Cost of sales
Cost of products	-	6,981,537	-	3,303,719
Rental expense	4,810,011	-	2,977,402	-

Total cost of sales	4,810,011	6,981,537	2,977,402	3,303,719

Gross profit	2,066,212	2,094,462	1,282,405	991,117

Interest income on sales-type leases	1,716,544	473,075	576,817	274,689

Total operating income	3,782,756	2,567,537	1,859,222	1,265,806

Operating expenses
General and administrative expenses	2,142,728	358,726	638,949	15,183

Total operating expenses	2,142,728	358,726	638,949	15,183

Income from operations	1,640,028	2,208,811	1,220,273	1,250,623

Non-operating income (expenses)
Investment income	1,621	-	17	-
Interest income (expense)	(1,233,964)	80	(57,029)	(24)
Financial expense	(1,991)	(101)	(990)	(6)
Other income	-	210,367	-	1,458
Other expense	(248)	-	(248)	-
Exchange loss	(81,969)	-	(1,524)	-

Total non-operating income (expenses)	(1,316,551)	210,346	(59,774)	1,428

Income before income tax	323,477	2,419,157	1,160,499	1,252,051

Less: Income tax expense	796,458	399,049	427,960	187,456

Net income (loss) from continuing operations	(472,981)	2,020,108	732,539	1,064,595

Income from operations of discontinued component	-	28,457	-	5,352

Less: minority interest	83	-	27	-

Net income (loss)	(473,064)	2,048,565	732,512	1,069,947

Other comprehensive item
Foreign currency translation gain (loss)	1,918,236	(220,092)	807,806	83,802

Comprehensive income	$1,445,172	$1,828,473	$1,540,318	$1,153,749

Basic weighted average shares outstanding	30,642,187	17,147,268	36,425,094	17,147,268
Diluted weighted average shares outstanding	34,100,635	17,147,268	36,997,300	17,147,268

Basic net earnings (loss) per share	$(0.01)	$0.12	$0.02	$0.06
Diluted net earnings (loss) per share	$(0.01)	$0.12	$0.02	$0.06

* Basic and diluted loss per share are the same because common stock equivalent are anti-dilutive.
* Accrued interest on convertible notes are added back to net income for the computation of basic EPS.

CHINA RECYCLING ENERGY CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	FOR THE NINE MONTHS ENDED SEPTEMBER 30,
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(473,064)	$2,048,565
Adjustments to reconcile net income (loss) to net cash
used in operating activities:
Depreciation and amortization	10,848	-
Amortization of discount related to conversion feature of convertible note	1,212,329	-
Stock option compensation expense	728,316	-
Accrued interest on convertible notes	42,466	-
Minority interest	83	-
(Increase) decrease in current assets:
Account receivable	-	5,842
Investment in sales type leases	734,692	(8,586,703)
Interest receivable on sales type lease	65,045	-
Prepaid equipment rent	(6,567,350)	-
Other receivables	(49,847)	-
Advances to suppliers	-	770,004
Increase (decrease) in current liabilities:
Accounts payable	(1,217,170)	3,170,725
Unearned revenue	-	(7,831)
Advance from customers	-	(144,529)
Tax payable	694,556	466,268
Accrued liabilities and other payables	1,097,127	1,974,834

Net cash used in operating activities	(3,721,969)	(302,825)

CASH FLOWS FROM INVESTING ACTIVITIES:
Restricted cash	(823,428)	-
Acquisition of property & equipment	(113,906)	-
Construction in progress	(9,986,879)	-

Net cash used in investing activities	(10,924,213)	-

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common stock	9,032,258	-
Convertible notes	5,000,000	-
Repayment to management	(74,699)	-
Notes payable	429,615	-
Advance from shareholder	-	48,015

Net cash provided by financing activities	14,387,174	48,015

EFFECT OF EXCHANGE RATE CHANGE ON CASH & CASH EQUIVALENTS	330,608	9,066

NET INCREASE (DECREASE) IN CASH & CASH EQUIVALENTS	71,600	(245,744)

CASH & CASH EQUIVALENTS, BEGINNING OF PERIOD	1,634,340	252,125

CASH & CASH EQUIVALENTS, END OF PERIOD	$1,705,940	$6,381

Supplemental Cash flow data:
Income tax paid	$152,049	$35,281
Interest paid	$-	$-